                                                                EXHIBIT 2(a)

         ==============================================================



                            STOCK PURCHASE AGREEMENT


                                 BY AND BETWEEN


                         LINCOLN INSURANCE GROUP, INC.


                                      AND


                               MARKEL CORPORATION





                          ---------------------------

                                  ACQUISITION

                                       OF

                           LINCOLN INSURANCE COMPANY

                          ---------------------------




                          ---------------------------

                                 APRIL 5, 1995

                          ---------------------------

         ==============================================================

                               TABLE OF CONTENTS



1.     SALE AND PURCHASE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.1     SALE AND PURCHASE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.2     PAYMENT OF PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.3     DELIVERY OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.     CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.     REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       3.1     DUE INCORPORATION AND AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       3.2     SUBSIDIARIES AND OTHER AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       3.3     OUTSTANDING CAPITAL STOCK AND TITLE TO THE SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       3.4     AUTHORITY TO EXECUTE AND PERFORM AGREEMENT; ENFORCEABILITY . . . . . . . . . . . . . . . . . . . . . . .   3
       3.5     OPTIONS OR OTHER RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       3.6     CHARTER DOCUMENTS AND CORPORATE RECORDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       3.7     STATUTORY FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       3.8     GAAP FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       3.9     TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       3.10    COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       3.11    LICENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.12    NO BREACH  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.13    CLAIMS AND PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.14    CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       3.15    REAL ESTATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       3.16    REINSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       3.17    POLICIES OF INSURANCE WRITTEN BY THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       3.18    CERTAIN BUSINESS PRACTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       3.19    TITLE TO PROPERTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       3.20    EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       3.21    EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       3.22    INSURANCE FOR THE BENEFIT OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       3.23    OPERATIONS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       3.24    UNDISCLOSED LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

4.     REPRESENTATIONS AND WARRANTIES OF THE BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       4.1     DUE INCORPORATION AND AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       4.2     AUTHORITY TO EXECUTE AND PERFORM AGREEMENT; ENFORCEABILITY . . . . . . . . . . . . . . . . . . . . . . .  18
       4.3     NO BREACH  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       4.4     CLAIMS AND PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       4.5     FINANCING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       4.6     PURCHASE FOR INVESTMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       4.7     INVESTIGATION BY BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

5.     COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       5.1     CONDUCT OF BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       5.2     CORPORATE EXAMINATIONS AND INVESTIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       5.3     PUBLICITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       5.4     INDEMNIFICATION FOR BROKER'S FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       5.5     TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       5.6     REDEMPTION OF PREFERRED STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       5.7     EMPLOYEES AND PLANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       5.8     LMC EQUIPMENT AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       5.9     MANAGEMENT AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       5.10    FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       5.11    SUPPLEMENTAL DISCLOSURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       5.12    EFFORTS TO CONSUMMATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       5.13    LIMITATION OF SELLER'S LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       5.14    BOOKS AND RECORDS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       5.15    NEGOTIATIONS WITH OTHERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

6.     CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       6.1     REPRESENTATIONS AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       6.2     CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       6.3     OPINION OF COUNSEL TO THE SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       6.4     HSR ACT FILING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       6.5     LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       6.6     TENDER OF ALL SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       6.7     PREFERRED STOCK REDEMPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       6.8     DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       6.9     INDEMNIFICATION AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       6.10    THOMSON GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       6.11    ADMINISTRATIVE SERVICES AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       6.12    CONFIDENTIALITY AND NONCOMPETITION AGREEMENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       6.13    AFFILIATE TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       6.14    RESIGNATIONS OF DIRECTORS AND OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       6.15    FIRPTA CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

7.     CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . .  38
       7.1     REPRESENTATIONS AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       7.2     CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       7.3     OPINION OF COUNSEL TO THE BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       7.4     HSR ACT FILING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       7.5     LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
       7.6     PREFERRED STOCK REDEMPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
       7.7     DIVIDEND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
       7.8     ADMINISTRATIVE SERVICES AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

8.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES AFTER CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

9.     GENERAL INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
       9.1     OBLIGATION OF THE SELLER TO INDEMNIFY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
       9.2     OBLIGATION OF THE BUYER TO INDEMNIFY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       9.3     NOTICE TO INDEMNIFYING PARTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       9.4     LIMITATIONS ON INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       9.5     EXCLUSIVE REMEDY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       9.6     PURCHASE PRICE ADJUSTMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

10.    TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       10.1    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       10.2    SURVIVAL AFTER TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

11.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       11.1    CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       11.2    CONSENT TO JURISDICTION AND SERVICE OF PROCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       11.3    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
       11.4    ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
       11.5    WAIVERS AND AMENDMENTS: NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES . . . . . . . . . . . . . . .  53
       11.6    EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
       11.7    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
       11.8    BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARY  . . . . . . . . . . . . . . . . . . . . . . .  54
       11.9    VARIATIONS IN PRONOUNS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
       11.10   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
       11.11   EXHIBITS AND SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
       11.12   HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
       11.13   INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
       11.14   SEVERABILITY OF PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

EXHIBITS
       A        Indemnification Agreement


SCHEDULES
       3.9      Tax Matters
       3.11     Licenses
       3.12     Required Consents
       3.13     Claims and Proceedings
       3.14     Contracts
       3.15     Real Estate
       3.16     Reinsurance
       3.19     Title to Properties
       3.22     Insurance

       3.23     Operations of the Company
       3.24     Undisclosed Liabilities
       4.3      Buyer's Consents
       5.6      Redemption of Preferred Stock
       5.7      Employees
       5.8      LMC Agreements
       6.13     Affiliate Transactions

                            STOCK PURCHASE AGREEMENT

                 This AGREEMENT is made as of April 5, 1995, by and between LINCOLN INSURANCE GROUP, INC., a Delaware corporation (the "Seller") and MARKEL CORPORATION, a Virginia corporation (the "Buyer").

                 The Seller is the beneficial and record owner of all of the issued and outstanding shares of the common stock, $100.00 par value per share (the "Shares"), of Lincoln Insurance Company, a Delaware domestic insurance corporation (the "Company"). The Seller wishes to sell, and the Buyer wishes to purchase, all of the Shares upon the terms and subject to the conditions of this Agreement.

                 Certain capitalized terms used herein are defined in Section 11.1.

                 Accordingly, the parties agree as follows:

         1.      SALE AND PURCHASE OF SHARES.

                 1.1 SALE AND PURCHASE OF SHARES. At the closing provided for in Section 2 (the "Closing") and upon the terms and subject to the conditions of this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, all of the Shares. The Buyer shall pay to the Seller an aggregate purchase price for the Shares and as consideration for execution of the agreements contemplated herein twenty-four million two hundred fifty-nine thousand twenty-four Dollars ($24,259,024) (the "Purchase Price"), payable as provided in Section 1.2.

                 1.2 PAYMENT OF PURCHASE PRICE. At the Closing, the Purchase Price shall be paid by the Buyer to the Seller in cash by wire transfer of immediately available funds to an account previously designated by the Seller.

                 1.3 DELIVERY OF SHARES. At the Closing, the Seller shall deliver to the Buyer stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer tax stamps affixed.

         2. CLOSING. The Closing of the sale and purchase of the Shares contemplated hereby shall take place at the offices of McGuire, Woods, Battle & Boothe LLP in Richmond, Virginia at 10:00 a.m. local time, on the fifth full Business Day after satisfaction or waiver of all of the conditions set forth in Sections 6.2, 6.4, 7.2 and 7.4, or such other time or date as the Buyer and the Seller agree in writing. The time and date upon which the Closing occurs is herein called the "Closing Date."

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer as follows:

                 3.1 DUE INCORPORATION AND AUTHORITY. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its Properties and to carry on its business as now and heretofore conducted.

                 3.2 SUBSIDIARIES AND OTHER AFFILIATES. The Company does not directly or indirectly own or have the power to vote shares of any capital stock or other ownership interests of any corporation or other Person such that it has voting power to elect a majority of the directors of such corporation or other Persons performing similar functions for such Person, as the case may be. Except for readily marketable securities held in its investment portfolio, the Company does not directly or indirectly own any interest in any other Person.

                 3.3      OUTSTANDING CAPITAL STOCK AND TITLE TO THE SHARES.

                          (a) The Company is authorized to issue (i)
thirty-five thousand (35,000) shares of common stock, par value $100.00 per share, all of which shares are issued and outstanding, and (ii) five thousand (5,000) shares of adjustable rate cumulative preferred stock, par value $0.01 per share (the "Preferred Stock"), all of which are issued and outstanding.

                          (b) All of the Shares are owned beneficially and of
record by the Seller free and clear of any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first or last refusal or offer, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, other than restrictions on transfer under federal and state securities laws and state insurance laws (collectively, "Liens"). Upon delivery of and payment for the Shares as herein provided, the Seller will convey to the Buyer good and valid title thereto, free and clear of any Lien, except for Liens arising through the Buyer or as a result of the Buyer's actions.

                          (c) All of the Shares are duly authorized and validly
issued, fully paid and nonassessable.

                          (d) All of the outstanding shares of Preferred Stock
are owned by the Seller. The Company shall, on or prior to the Closing Date, redeem all of the outstanding shares of Preferred Stock for an amount equal to fifty million dollars ($50,000,000) plus accrued and unpaid dividends. As a result of such redemption, as of the Closing Date no shares of Preferred Stock will be outstanding.

                 3.4 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT; ENFORCEABILITY. The Seller has the full legal right and power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. This

Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller enforceable against it in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity.

                 3.5 OPTIONS OR OTHER RIGHTS. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option, commitment or other agreement of any kind to purchase or otherwise to receive from the Company or the Seller any of the outstanding or authorized but unissued shares of the capital stock or any other security of the Company.

                 3.6 CHARTER DOCUMENTS AND CORPORATE RECORDS. The Seller has heretofore delivered to the Buyer true and complete copies of the Certificate of Incorporation and Bylaws, or comparable instruments, of the Company as in effect on the date hereof.

                 3.7 STATUTORY FINANCIAL STATEMENTS. The Seller has heretofore delivered to the Buyer true and complete copies of the Annual Statements of the Company as filed with the Delaware Department of Insurance for the years ended December 31, 1993 and 1994, and will deliver before the Closing, a true and complete copy of the Quarterly Statement of the Company as filed with the Delaware Department of Insurance for the quarter ended March 31, 1995 (the "Quarterly Statement"). The balance sheet of the Company as of December 31, 1994, and the related statement of income and cash flow for the year then ended, included in the Annual Statement for the year ended December 31, 1994, were prepared in conformity with statutory accounting practices prescribed or permitted by the Delaware Department of Insurance ("Statutory Accounting Principles") consistently applied, except as otherwise noted therein, for the period covered thereby and fairly present the statutory financial position of the Company as at the date thereof and the results of operations and cash flow of the Company for the period then ended; provided that this representation shall not be deemed to be breached by reason of the development of Reserves for Losses and Loss Adjustment Expenses and Reserves for Uncollectible Reinsurance after the date of such financial statement. The balance sheet of the Company as of March 31, 1995, and the related statement of income and cash flow for the period then ended, included in the Quarterly Statement were prepared in conformity with Statutory Accounting Principles applicable to interim financial statements consistently applied during the period involved, except as otherwise noted therein, subject to normal year-end adjustments, and fairly present the statutory financial position of the Company as at the date thereof and the results of operations and cash flow of the Company for the period then ended; provided that this representation shall not be deemed to be breached by reason of the development of Reserves for Losses and Loss Adjustment Expenses and Reserves for Uncollectible Reinsurance after the date of such financial statement.

                 3.8      GAAP FINANCIAL STATEMENTS.

                 (a) The balance sheet, statement of income and statement of cash flow of the Company as at December 31, 1994 (the "GAAP Financial Statements"), which previously have been delivered to the Buyer, fairly present the financial position of the Company as of such date and the results of its operations and cash flows for the year then ended in accordance with GAAP consistently applied; provided that this representation shall not be deemed to be breached by reason of the development of Reserves for Losses and Loss Adjustment Expenses and Reserves for Uncollectible Reinsurance after the date of such financial statements.

                 (b) The balance sheets, statements of income and statements of cash flows of the Company as at March 31, 1994 and 1995, will be delivered to the Buyer before the Closing and will fairly present the financial position of the Company as at the dates referred to therein and the results of its operations and cash flow for the quarters then ended in accordance with GAAP consistently applied, subject to normal year-end adjustments (except that footnote disclosures may not be included therewith); provided that this representation shall not be deemed to be breached by reason of the development of Reserves for Losses and Loss Adjustment Expenses and Reserves for Uncollectible Reinsurance after the respective dates of such financial statements. The Buyer acknowledges that the March 31, 1994 financial statements will be prepared without the benefit of the year-end 1994 actuarial review.

                 3.9      TAX MATTERS.

                 (a) The Company has timely filed (or has had filed on its behalf), or will cause to be timely filed, all Tax Returns required to be filed by it (or on its behalf).

                 (b) The Company has timely paid all Taxes owed with respect to the Company. No penalties or other charges are or will become due with respect to the late filing of any Tax Return of the Company required to be filed on or before the Closing Date. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

                 (c) Schedule 3.9 sets forth the states in which the Company files Tax Returns, indicates the Tax Returns in such states that have been audited, and indicates those Tax Returns in such states that currently are the subject of audit. There are no waivers or extensions of any applicable statute of limitations, or agreements to any extension of time, for the assessment or collection of such taxes with respect to any such tax returns, which waivers, extensions or agreements currently are in effect. No claim has been made in writing since January 1, 1990, by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                 (d) The Company has not received a Tax Ruling or entered into a Tax Closing Agreement with any taxing authority that would have a continuing effect after the Closing Date. For purposes of the preceding sentence, the term "Tax Ruling" shall mean written rulings of a taxing authority relating to Taxes, and the term "Tax Closing Agreement" shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

                 (e) To the Knowledge of the Seller or the Company, no action, suit, proceeding, investigation, audit, claim or assessment is presently pending or proposed with regard to any Taxes that relate to the Company for which it would be liable.

                 (f) Except as set forth on Schedule 3.9, the Company is not required to make any adjustment pursuant to Section 481 of the Code by reason of a change in accounting method or otherwise.

                 (g) The Buyer will not be required to deduct and withhold any amount pursuant to Section 1445 of the Code, upon the consummation of the transactions contemplated hereby (the "Contemplated Transactions"), and the Seller will cause the necessary documents to be provided to the Buyer at the Closing to support such nondeduction and non-withholding, including appropriate affidavits referred to in Section 1445(b)(3) of the Code.

                 (h) There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets of the Company.

                 (i) The Seller and the Company have been included in a consolidated return for Federal income tax purposes filed by Thomson U.S. Holdings Inc. ("TUSHI") (or its predecessors) on behalf of itself, the Company, the Seller and other subsidiaries of TUSHI (or its predecessors) since 1990 (with respect to a stub period from December 7 to December 31, 1990), as common parent corporation of an "affiliated group" (within the meaning of Section 1504(a) of the Code) of which the Seller and the Company are "includible corporations" (within the meaning of Section 1504(b) of the Code). Such affiliated group has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of the group. All such income Tax Returns were correct and complete in all respects as they relate to the Company. All income Taxes owed by such affiliated groups have been paid for each taxable period during which the Company was a member of the group. The Company has no liability for the Taxes of any Person other than the Company: (a) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law); (b) as a transferee or successor; or (c) by contract or otherwise.

                 (j) The Company has not filed a consent under Section 341(f)
(1) of the Code or agreed under Section 341(f) (3) of the Code to have the provisions of Section 341(f) (2) of the Code applied to the sale of its capital stock. The Company has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payments, that will not be deductible under Code section 280G.

                 3.10     COMPLIANCE WITH LAWS.

                          (a) The Company is not in violation, nor has there
been a violation by the Company that has not been corrected, of any applicable Order, or any applicable Law, of any Governmental Body, which violation could have a material adverse effect on the financial condition, results of operations or business of the Company.

                          (b) The Seller has heretofore delivered to the Buyer
true and complete copies of the triennial report for the Company covering the three (3) year period ended December 31,

1990 prepared by the Delaware Insurance Department; no deficiencies material to the financial condition or operations of the Company were asserted in such report. The foregoing triennial report is the most recent report of examination of the Company by the Delaware Insurance Department that has been provided to the Company. The Delaware Insurance Department has conducted the triennial examination of the Company for the three year period ended December 31, 1993, but has not delivered its report thereon to the Company. To the Knowledge of the Company the Delaware Insurance Department has not notified the Company of any deficiencies material to the financial condition or operations of the Company that will be identified in the report for the three year period ended December 31, 1993.

                 3.11 LICENSES. The Company has obtained all licenses, certificates of authority, permits, authorizations, orders and approvals of, and has made all registrations or filings with, all Governmental Bodies as required in connection with the conduct of the business of the Company as currently conducted, and with respect to which a failure to so obtain would have a material adverse effect on the financial condition, results of operations or business of the Company (collectively, the "Licenses"). Schedule
3.11 lists the jurisdictions in which the Company possess licenses or other approvals to conduct an insurance business (an "Insurance License"). The Company has heretofore made available to the Buyer true and complete copies of all of such Insurance Licenses as are currently in effect. All Licenses and Insurance Licenses are valid and in full force and effect.

                 3.12 NO BREACH. The execution, delivery and performance of this Agreement by the Seller and the consummation of the Contemplated Transactions will not (i) violate any provision of the Articles of Incorporation or By-laws (or comparable instruments) of the Company or the Seller; (ii) require the Company or the Seller to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body, except as set forth on Schedule 3.12 (the "Required Consents"); (iii) if the Required Consents are obtained, except as set forth on Schedule 3.12, violate, result with the passage of time or the giving of notice, or both, in the breach of any of the terms of, result in a modification of the effect of, otherwise cause the termination of or constitute a default under, any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "Contracts") to which the Company or the Seller is a party or by or to which either of them or any of their Properties (including the Shares) may be bound or subject, or result in the creation of any Lien upon the Properties of the Company or the Seller (including the Shares) pursuant to the terms of any such Contract, other than Liens arising under this Agreement; (iv) if the Required Consents are obtained, violate any Order of any Governmental Body against, or binding upon, the Company or the Seller or upon any of their Properties (including the Shares) or upon their respective businesses; or (v) if the Required Consents are obtained, violate any Law; other than, in the case of clauses (iii) through (v) above, where such violation, conflict, breach, modification, termination or Lien arose as a result of actions taken by the Buyer, or would not have a material adverse effect on the financial condition, results of operations or business of the Company or the Seller, as the case may be.

                 3.13     CLAIMS AND PROCEEDINGS.  Except as set forth on
Schedule 3.13, there are no outstanding Orders of any Governmental Body against or involving, or to the Knowledge of the Company threatened against, the Company. Other than as may arise in the ordinary course of the Company's business with respect to claims made under insurance policies written by the Company, there are no actions, suits, claims or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") pending against or involving the Company or any of its Properties.

                 3.14     CONTRACTS.

                 (a) Schedule 3.14 sets forth all of the following Contracts to which the Company is a party on the date hereof: (i) partnership or joint venture agreements; (ii) Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area; (iii) Contracts relating to the borrowing of money; (iv) management Contracts and other similar agreements with any Person; (v) Contracts with any other insurance company, managing general agent, underwriting manager or any other Person, pursuant to which the Company has delegated underwriting and/or claims settlement authority; (vi) agency, brokerage or other similar insurance sales or marketing Contracts which accounted for ten percent (10%) or more of the aggregate direct written premiums of the Company for the year ended December 31, 1994; (vii) any Contract, other than insurance contracts issued in the ordinary course of business, with The Thomson Corporation ("Thomson") or any subsidiary of Thomson or any officer, director or Affiliate of Thomson or a subsidiary of Thomson; and (viii) any other Contracts, other than Contracts entered into in the ordinary course of the Company's business which are terminable by the Company on notice of 30 days or less, pursuant to the terms of which there is either a current or future obligation or right of the Company to make payments in excess of $50,000 or receive payments in excess of $50,000. Schedule 3.14 also sets forth the Contracts to which Lincoln Management Company, a wholly-owned subsidiary of the Seller ("LMC"), is a party which are to be assigned to the Buyer as contemplated by Section 5.8.

                 (b) There have been delivered or made available to the Buyer true and complete copies of all of the Contracts set forth on Schedule 3.14. Neither the Company, nor to the Knowledge of the Company, any other party, is in default in any material respect under any of such Contracts. No other party to any such Contract has given written, or to the Knowledge of the Company oral, notice of termination or cancellation of any such Contract or that it intends to terminate or cancel any such Contract as a result of the Contemplated Transactions.

                 3.15 REAL ESTATE. Schedule 3.15 sets forth, as of the date hereof, a list of (i) all real property owned by the Company and all buildings and other structures located on such real property, (ii) all leases or subleases under which the Company is the lessor or lessee of any real property which are not terminable by the Company on notice of 30 days or less and pursuant to the terms of which there is either a current or future obligation or right of the Company to make payments in excess of $50,000 or receive payments in excess of $50,000, (iii) all options held by the Company or contractual obligations on its part to purchase or acquire any material interest in real property, and (iv) all options granted the Company or contractual obligations on its part to sell or dispose of any material interest in real property. Such leases, subleases, options and other agreements are in full force and effect, and neither the Company nor to the Knowledge of the Company, any other party, is in material default thereunder.

                 3.16 REINSURANCE. Schedule 3.16 contains a complete and correct list of all Contracts entered into since 1976 regarding reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance (other than facultative reinsurance agreements and catastrophe reinsurance treaties relative to treaty years before October 1, 1994), to which the Company is a party (as either a ceding or assuming party) (individually a "Reinsurance Agreement" and collectively the "Reinsurance Agreements").

Except to the extent of a commutation of either an entire Reinsurance
Agreement or the portion of such Reinsurance Agreement associated with a particular reinsurer, all such treaties or agreements are in full force and effect. Except as set forth on Schedule 3.16, neither the Company, nor to the Knowledge of the Company, any other party, is in default of any material provision of the Reinsurance Agreements. No other party to any such Reinsurance Agreement has given written, or to the Knowledge of the Company oral, notice of termination or cancellation of any such Reinsurance Agreement other than in accordance with the terms of such Reinsurance Agreement. No reinsurer in writing, or to the Knowledge of the Company orally, has asserted or threatened to assert a claim that the Company has breached any of its material obligations under any Reinsurance Agreement or, except as set forth on
Schedule 3.16, that the reinsurer will not or does not intend to perform any of its material obligations under a Reinsurance Agreement.

                 3.17 POLICIES OF INSURANCE WRITTEN BY THE COMPANY. Except for any failures to comply or file which did not and will not result in the imposition of a material fine or penalty against the Company which has not been paid and which would not have a material adverse effect on the financial condition, results of operation or business of the Company, all policies and contracts of insurance or reinsurance issued by the Company within the five (5) years prior to the date hereof or which are being issued by the Company as of the date hereof are in compliance, and at their respective dates of issuance were in compliance, in all material respects with all applicable Laws and, to the extent required under applicable Law, are on forms approved by the appropriate Governmental Bodies in the jurisdictions where issued or have been filed with and not objected to by such Governmental Bodies within the period provided for objection. Any premium rates with respect to insurance policies or contracts currently issued by the Company which are required to be filed with or approved by any Governmental Body have been so filed or approved in accordance with applicable Laws, and such premiums charged by the Company conform thereto, except where the failure to so file or receive approval or conform did not and will not result in the imposition of a material fine or penalty against the Company which has not been paid and would not have a material adverse effect on the financial condition, results of operations or business of the Company.

                 3.18     CERTAIN BUSINESS PRACTICES.

                          (a) All material insurance or reinsurance Claims that
have become payable by the Company, and are not currently in the course of being settled in good faith by the Company, have been paid, or provided for, in accordance with the terms of the insurance or reinsurance policy or contract under which they arose.

                          (b) The Company offers insurance products through its
general agents who have the authority to bind the Company with respect to certain risks and coverages pursuant to strict guidelines provided by the Company to such agents. A full and complete copy of such guidelines has previously been made available to the Buyer.

                 3.19 TITLE TO PROPERTIES. Except for security on statutory deposit with state insurance departments, the Company owns outright and has good and marketable title to all of its Properties (other than real property), including, without limitation, all of the assets reflected on the balance sheet of the Company contained in the GAAP Financial Statements free and clear of any Lien. LMC owns outright and has good and marketable title to all of the assets reflected on Schedule 3.19 free and clear of any Lien. As of the Closing Date, the Company will own outright and have good and marketable title to all of the assets reflected on Schedule 3.19 free and clear of any Lien.

                 3.20 EMPLOYEE BENEFITS. On the date hereof there are no employee benefit plans subject to section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, under which the Company has any material liability with respect to any current or former employee of the Company.

                 3.21 EMPLOYEES. On the date hereof, the Company does not employ any employees. All Persons who work at the Company are employees of LMC and LMC provides their services to the Company pursuant to a management agreement entered into between the Company and LMC. Neither the Company nor LMC is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting to represent or attempting to represent any such employees.

                 3.22     INSURANCE FOR THE BENEFIT OF THE COMPANY.  Schedule
3.22 sets forth a list (specifying the insurer, describing each pending claim in respect of the Company thereunder of more than $50,000 and setting forth the aggregate limit, if any, of the insurer's liability thereunder and any deductible or net retention of the Company thereunder) of all policies or binders of fire, liability, vehicular and other insurance held by or on behalf of the Company for its account to insure against its liability and property loss. Such policies and binders are valid and binding in accordance with their terms and are in full force and effect. The Company has not received any written, or to the Knowledge of the Company oral, notice of cancellation or non-renewal of any such policy or binder.

                 3.23     OPERATIONS OF THE COMPANY.  Except as set forth on
Schedule 3.23, since December 31, 1994 the Company has not:

                          (i) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other securities or options, warrants or other rights to acquire capital stock;

                          (ii) incurred any indebtedness for borrowed money;

                          (iii) made, or agreed to make, any change in its accounting or reserving methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

                          (iv) changed, or agreed to change, its investment, underwriting and claims adjustment policies and practices;

                          (v) amended its Certificates of Incorporation or By-laws (or comparable instruments) or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

                          (vi) except as a result of actions taken at the request of the Buyer or otherwise pursuant to the terms of this Agreement, experienced any event, occurrence, fact, condition, change, development, or effect that, individually or in the aggregate, has resulted in, or could result in, a material adverse effect on the financial condition, results of operation or business of the Company;

                          (vii) issued or sold any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares; or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights agreements to purchase or acquire any such securities;

                          (viii) mortgaged or pledged any of its real property or other Properties or assets, tangible or intangible;

                          (ix) forgiven or cancelled any debts or claims, or waived any rights, except debts, claims or rights against Persons, other than the Seller and its Affiliates, forgiven, cancelled or waived in the ordinary course of business;

                          (x) adopted or amended any employment, collective bargaining, bonus, profit-sharing, compensation, pension, retirement, vacation, severance, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, agent or consultant;

                          (xi) other than insurance written in the ordinary course of business, entered into any Contract, or any other agreement, commitment or transaction, with or for the direct benefit of the Seller or any Affiliate thereof; or

                          (xii) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

                 3.24 UNDISCLOSED LIABILITIES. The Company does not have any material liability or obligation of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as and to the extent disclosed or reserved against on the balance sheet included within the GAAP Financial Statements, (ii) for liabilities and obligations that are incurred after the date of such balance sheet in the ordinary course of business and are not prohibited by the terms of this Agreement and (iii) as set forth on Schedule 3.24 (it being acknowledged that disclosure on said Schedule shall not relieve the Seller of liability hereunder in respect thereof to the extent set forth in Section 9.1); provided that this representation shall not be deemed to be breached by reason of the development of Reserves for

Losses and Loss Adjustment Expenses and Reserves for Uncollectible Reinsurance after the date hereof.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

                 4.1 DUE INCORPORATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

                 4.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT; ENFORCEABILITY. The Buyer has the full legal right and power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Buyer and is a valid and binding obligation of the Buyer enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and
(ii) general principles of equity.

                 4.3 NO BREACH. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the Contemplated Transactions will not (i) violate any provision of the Articles of Incorporation or By-laws (or comparable instruments) of the Buyer; (ii) require the Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body, except as set forth on Schedule
4.3 (the "Buyer's Consents"); (iii) if the Buyer's Consents are obtained, violate any Order of any Governmental Body against, or binding upon, the Buyer or upon any of its Properties or upon its business; or (iv) if the Buyer's Consents are obtained, violate any Law; other than, in the case of clauses
(iii)
and (iv), where such violation would not have a material adverse effect on the financial condition, results of operations or business of the Buyer.

                 4.4 CLAIMS AND PROCEEDINGS. There are no outstanding Orders of any Governmental Body against or involving, or to the knowledge of the Buyer threatened against, the Buyer. There are no Claims pending against or involving the Buyer which would have a material adverse effect on the ability of the Buyer to consummate the Contemplated Transactions.

                 4.5 FINANCING. The Buyer has on the date of execution of this Agreement and will have at the Closing sufficient immediately available funds, in cash or pursuant to credit agreements in effect on the date of this Agreement, to pay the Purchase Price.

                 4.6 PURCHASE FOR INVESTMENT. The Buyer is purchasing the Shares for its own account for investment and not for resale or distribution.

                 4.7 INVESTIGATION BY BUYER. The Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the business of the Company and acknowledges that the Seller has provided the Buyer with access to the personnel, properties, premises and records of the Company for this purpose.

         5.      COVENANTS AND AGREEMENTS.

                 5.1 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, the Seller agrees that it shall cause the Company (i) to conduct its business only in the ordinary course, (ii) regularly to consult with the Buyer with respect to the operations of the Company and (iii) without the prior written consent of the Buyer, except as otherwise specifically contemplated herein, not to undertake any of the actions specified in Section
3.23. The Seller shall give the Buyer prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, or cause such representation or warranty to be untrue as of the Closing Date (assuming such event, condition or circumstance existed on the Closing Date), or that would constitute a violation or breach of any covenant of the Seller contained in this Agreement.

                 5.2 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, the Seller agrees that the Buyer shall be entitled, through its employees and representatives, to make such investigation of the Properties, businesses and operations of the Company, and such examination of the books, records and financial condition of the Company, as it wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Seller shall, and shall cause the Company to, cooperate fully therein. In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may wish of the affairs of the Company, the Seller shall make available and shall cause the Company to make available to the representatives of the Buyer during such period all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request, permit the representatives of the Buyer access to the Properties of the Company and all parts thereof, and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination. If this Agreement terminates, (i) the Buyer shall keep confidential and shall not use in any manner any information or documents obtained from the Company concerning its Properties, businesses and operations, unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Buyer independently of any investigation of the Company, and (ii) any documents obtained from the Company and all copies thereof shall be returned.

                 5.3 PUBLICITY. Except as required by law, regulation or stock exchange requirements, neither of the parties hereto shall, without the consent of the other, make any public announcement or issue any press release with respect to the Contemplated Transactions. Prior to making any such public announcement or issuing any such press release the parties hereto shall, to the extent possible, consult with the other party as to the content of such public announcement or press release.

                 5.4 INDEMNIFICATION FOR BROKER'S FEES. The Seller represents and warrants to the Buyer that, except for J.P. Morgan Securities Inc., who has acted as the Seller's financial advisor, no broker, finder, agent or similar intermediary (a "Broker") has acted on behalf of the Company or the Seller in connection with this Agreement or the Contemplated Transactions, and that, except for any fees and expenses payable to J.P. Morgan Securities Inc. (the "Seller's Fee"), there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or the Seller, or any action taken by the Company or the Seller. The Seller agrees to pay the Seller's Fee and agrees to indemnify and hold the Buyer harmless from any claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Company or the Seller, and to bear the cost of legal expenses incurred in defending against any such claim. The Buyer represents and warrants to the Seller that no Broker has acted on behalf of the Buyer in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer, or any action taken by the Buyer. The Buyer agrees to indemnify and hold the Seller and its Affiliates harmless from any claim or demand for commission or other compensation by any

Broker claiming to have been employed by or on behalf of the Buyer, and to bear the cost of legal expenses incurred in defending against any such claim.

                 5.5      TAX MATTERS.

                 (a) Subject to the provisions of Section 5.5(h), TUSHI shall prepare and file, or cause to be prepared and filed, all Consolidated Returns required to be filed after the Closing Date and, without limiting the Buyer's obligations set forth in Section 5.5(c), shall pay, or cause to be paid, all Taxes shown as due on such Consolidated Returns. TUSHI shall include the income of the Company (including any deferred income triggered into income by Treasury Regulation section 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation section 1.1502-19) on the TUSHI Consolidated Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Company will not elect to be excluded from the TUSHI consolidated group under Treasury Regulation section 1.1502-76(b)(5)(ii) for the TUSHI taxable year that includes the Closing Date.

                 (b) Subject to the provisions of Section 5.5(e), the Seller shall be liable to the Buyer for, and shall hold the Buyer and the Company harmless from and against, any and all Taxes due or payable by the Company for any taxable year or tax period ending on or before the Closing Date except, in accordance with Section 5.5(d), to the extent that such Taxes result from elections by the Buyer (express or deemed) under Section 338 of the Code (or comparable provision of state or local tax law). Taxes for which the Seller shall be liable and shall hold the Buyer and the Company harmless from and against under the preceding sentence shall include, without limitation, Taxes
(i) the liability for which arises under Treasury Regulations Section 1.1502-6 and Section 1-1502.78 or comparable provisions of state or local law as a result of the Company being included in a group filing Consolidated Returns,
(ii) the liability for which arises because the Company ceases on the Closing Date to be a member of a group filing Consolidated Returns, and (iii) that are due or payable by the Buyer or the Company and result from or arise out of the Contemplated Transactions (other than taxes arising from any election by the Buyer (express or deemed) under Section 338 of the Code (or comparable provision of state or local tax laws)).

                 (c) Subject to the provisions of Section 5.5(e), the Buyer and the Company shall be liable for, and shall hold the Seller harmless from and against, (i) any and all Taxes due or payable by the Company with respect to the Company for any taxable year or tax period beginning on or after the Closing Date and (ii) in accordance with Section 5.5(d), Taxes resulting from elections by the Buyer (express or deemed) under Section 338 of the Code (or comparable provision of state or local tax laws).

                 (d) Buyer and Seller agree that no elections (express or deemed) under Section 338 of the Code (or comparable provision of state or local tax laws) shall be made with respect to the acquisition of the Company. If Buyer or any of its affiliates makes an election (express or deemed) under
Section 338 of the Code (or any comparable provision of state or local tax laws) with respect to the Company, any Taxes resulting from such election shall be paid by the Buyer and Buyer shall indemnify and hold Seller harmless from and against such Taxes.

                 (e) Any Taxes for a tax period beginning before the Closing Date and ending after the Closing Date shall be apportioned between the Seller and the Buyer, in the case of real and personal property taxes and franchise taxes not based on gross or net income, on a per diem basis and, in the case of other Taxes, shall be determined by (i) assuming that the Company's taxable year (including the taxable year of organizations in which it owns a partnership interest or other equity interest) ends as of the close of business on the Closing Date; (ii) closing on an actual basis the Company's books as of the close of business on such date (or if an actual closing is not feasible, on an equitable pro forma basis that has a comparable economic result to the result that would have been obtained had an actual closing occurred, taking into account extraordinary items); and (iii) preparing a Tax return based on the income, gain, deduction, losses and credits as so determined under an accurate and appropriate accounting method and, to the extent permissible, on a basis consistent with the methodology and elections employed in prior years. Each such portion of such period shall be deemed to be a tax period subject to the provisions of Sections 5.5(b) and 5.5(c) above.

                 (f) The Buyer shall cause the Company to file any federal, state, local or foreign Tax Return (other than any Consolidated Return) required to be filed after the Closing Date with respect to the business, activities or assets of the Company (the "Post-Closing Returns") and, without limiting the Seller's obligations set forth in Section 5.5(b), the Company shall pay or cause its subsidiaries or Affiliates to pay all Taxes shown as due on any Post-closing Returns. Any Post-Closing Returns that relate (in whole or in part) to tax periods beginning before the Closing Date (the "Straddle Returns") shall be prepared as promptly as possible after the Closing Date, but in no event later than three weeks prior to the due dates thereof, as such dates may be extended. Immediately after preparation of the Straddle Returns, the Buyer shall provide the Seller with copies of the Straddle Returns. Not less than five days before the due dates of such returns the Seller shall forward to the Buyer or the Company any comments it may have relating to such returns.

                 (g) Any refunds of Taxes that were paid in respect of a taxable year or tax period (including a period deemed to be a tax period under Section 5.5(e)) of the Company ending on or before the Closing Date shall be for the account of the Seller if such refunded Tax was actually paid by the Seller, and any refund of Taxes that were paid in respect of a taxable year or tax period (including a period deemed to be a tax period under Section 5.5(e)) of the Company beginning on or after the Closing Date shall be for the account of the Buyer if such refunded Tax was actually paid by the Buyer. In all other events, the refunded Tax shall be paid to the Company. In the event the Company and the Buyer incur a consolidated net operating loss, capital loss or other Tax attribute ("Tax Attribute") in a year that includes the period after the Closing Date and the Buyer, for valid business reasons, elects to carryback the Tax Attributes allocable to the Company to TUSHI's Consolidated Return(s), and if the carryback of the Company's allocable Tax Attribute generates a Tax refund or reduction in Tax liability) from the Internal Revenue Service to TUSHI, the Seller will pay the Company the amount of such refund. In any event, the Seller shall cooperate with the Company in supplying the necessary information to prepare properly such amended Tax returns or refund claims to obtain such refunds or to document the fact that no such refund is possible. The Buyer or the Seller, as the case may be, shall pay the amount of any such refund to the other party within fifteen (15) days after receipt thereof.

                 (h) The Buyer shall, or shall cause the Company to, prepare all information required for inclusion in any Consolidated Return required to be filed after the Closing Date that includes the operations of the Company for any period ending on or prior to the Closing Date (the "Post-Closing Information") in accordance with the Company's past custom and practice. The Post-Closing Information shall be prepared and delivered to the Seller as promptly as possible after the Closing Date, but in no event later than forty-five (45) days prior to the due dates of the Consolidated Returns to which they relate, as such dates may be extended. In filing any Consolidated Return the Seller shall not, without the consent of the Buyer, permit any item to be reported in a manner different from the manner in which such item is treated in the information provided by the Buyer and the Company, unless (i) such treatment is inconsistent with the treatment of such item in prior Consolidated Returns or
(ii) if the Seller shall object to the position taken with respect to any material item in the Post-Closing Information provided by the Buyer or the Company, the Buyer (a) fails to provide an opinion of counsel reasonably satisfactory to the Seller to the effect that based upon the preponderance of the law the proposed position will be sustained on its merits, and (b) does not agree to indemnify and hold harmless the Seller from and against any penalties that may be imposed as a result of such proposed position being followed in filing the Consolidated Return.

                 (i) If the Buyer or the Company becomes aware of any assessment, official inquiry, examination or proceeding that could reasonably result in an official determination with respect to any Tax for which the Seller could be liable pursuant to Section 5.5(b), the Buyer shall promptly so notify the Seller in writing. If the Seller becomes aware of any official inquiry, examination or proceeding that could reasonably result in an official determination with respect to any Taxes related to the business, activities or assets of the Company (including, without limitation, any assessment, official inquiry, examination or proceeding with respect to any Consolidated Return), the Seller shall promptly so notify the Buyer in writing.

                 (j) The Seller shall have the right to exercise control over the contest and/or settlement of any issue raised in any official inquiry, examination or proceeding with respect to any Consolidated Return for federal income taxes or any inquiry, examination or proceeding that relates to Taxes for which the Seller is liable to the Buyer under Section 5.5(b), and the Seller shall pay any expenses incurred in connection therewith; provided that
(i) the Seller shall keep the Buyer informed of all material developments with respect to such inquiry, examination or proceeding if it relates to any Tax for which the Buyer could be liable under Section 5.5(c) and

(ii) the Seller shall not settle or compromise any such inquiry, examination or proceeding that relates to any Tax for which the Buyer could be liable under
Section 5.5(c) without the consent of the Buyer, which consent shall not be unreasonably withheld. The Buyer shall cooperate with the Seller at Seller's expense, as the Seller may reasonably request, in any such inquiry, examination or proceeding.

                 (k) Except as provided in Section 5.5(j), the Buyer shall have the right to exercise control over the contest and/or settlement of any issue raised in any official inquiry, examination or proceeding with respect to Taxes related to the business, activities or assets of the Company that relates only to Taxes for which the Buyer is liable to the Seller under Section 5.5(c); provided that (i) the Buyer shall keep the Seller informed of all material developments with respect to such inquiry, examination or proceeding if it relates to any Tax for which the Seller could be liable under Section 5.5(b) and (ii) the Buyer shall not settle or compromise any such inquiry, examination or proceeding that relates to any Tax for which the Seller could be liable under Section 5.5(b) without the consent of the Seller, which consent shall not be unreasonably withheld. The Seller shall cooperate with the Buyer at the Buyer's expense, as the Buyer may reasonably request, in any such inquiry, examination or proceeding.

                 (l) The Buyer acknowledges that TUSHI shall make the election specified in Treasury Regulation Section 1.1502-20(g) (the "Reattribution Election") to reattribute to TUSHI all of the net operating loss carryovers and net capital loss carryovers attributable to the Company to the fullest extent that the loss realized by the Seller with respect to the disposition of the Shares is disallowed pursuant to Treasury Regulation Section 1.1502-20. In accordance with Treasury Regulation Section 1.1502-20(g)(5), the Buyer shall cause the Company to join in the filing of the Reattribution Election and, in connection therewith, to attach a copy of the Reattribution Election to its federal income tax return in accordance with the requirements of Treasury Regulation
Section 1.1502-20(g)(5)(ii). The Buyer and the Company shall not take any position (in filings with respect to Taxes or otherwise) inconsistent with the Reattribution Election.

                 (m) As used in this Section 5.5 and in Section 3.9, the following terms shall have the following meanings:

                          (i) "Code" means the Internal Revenue Code of 1986, as amended, and the applicable final Treasury Regulations promulgated thereunder, or corresponding provisions of future laws.

                          (ii) "Consolidated Returns" means any consolidated federal income tax return or similar return with respect to any other Tax on behalf of an affiliated group of corporations of which the Company was or is includible as a member for any portion of such taxable period of the Company beginning before the Closing Date.

                          (iii) "Taxes" (or "Tax" where the context requires) means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

                          (iv) "Tax Returns" means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes to be supplied to a taxing authority in connection with any Taxes.

                          (v) "Treasury Regulations" means the final
         Regulations promulgated under the Internal Revenue Code of 1986, as amended (or corresponding future law), or corresponding future final regulations.

                 5.6 REDEMPTION OF PREFERRED STOCK. Effective on or prior to the Closing Date, the Company shall redeem all of the issued and outstanding shares of Preferred Stock for an amount equal to fifty million dollars ($50,000,000) plus accrued and unpaid dividends through the redemption date.
As consideration for such redemption the Seller shall receive by way of distribution certain notes payable (including accrued interest thereon) to the Company by Affiliates of the Company, as referred to in Schedule 5.6, and cash in the amount of five million three hundred and forty thousand Dollars ($5,340,000).

                 5.7      EMPLOYEES AND PLANS.

                 (a) Immediately prior to the Closing, the Company shall offer employment to the employees of LMC listed on Schedule 5.7 which shall be determined by the Buyer in its sole discretion.

                 (b) The Seller shall cause LMC to pay within ten (10) days after the Closing Date to each employee of LMC on the date hereof who is an employee of the Company on the Closing Date, the "stay bonus" promised to each employee of LMC pursuant to letters dated July 11, 1994. The Buyer shall have no obligation with respect to the payment of the "stay bonuses."

                 (c) The Buyer shall have no obligation with respect to any severance payments of employees of the Seller or any of its Affiliates who either (i) do not become employees of the Company pursuant to offers made as contemplated by paragraph (a) of this Section 5.7 or (ii) who are identified on
Schedule 5.7 as being offered temporary employment and who do not remain as employees of the Company six (6) months after the Closing Date. The Seller shall promptly reimburse the Buyer for any such severance payments paid by the Buyer if such payments are made in accordance with the Company's severance arrangements in effect on the date hereof. The Buyer's obligation, if any, with respect to severance payments for employees who become employees of the Company as contemplated by paragraph (a) of this Section 5.7, shall be limited to, and solely in accordance with, severance policies, if any, of the Company applicable to such employees; provided, that for such purpose Buyer shall deem such employee to have been an employee of Buyer for such additional period as such employee was, or was deemed to have been, an employee of LMC.

                 5.8 LMC EQUIPMENT AND AGREEMENTS. Effective on or prior to the Closing Date the Seller shall cause LMC to transfer to the Company the assets listed on Schedule 3.19, and shall have assigned to the Company (and the Company shall assume the obligations of LMC under) the agreements listed on
Schedule 5.8 for a total consideration equal to the net book value (net of liabilities, if any, assumed) as of March 31, 1995.

                 5.9 MANAGEMENT AGREEMENTS. Effective on or prior to the Closing Date, the Company shall terminate the Management Agreements between the Company and LMC.

                 5.10     FURTHER ASSURANCES.

                 (a) Each of the parties shall execute, at its expense, such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Contemplated Transactions (including, without limitation, the furnishing of all information as may be required by the Delaware Commissioner of Insurance or the Delaware Department of Insurance, any other state regulatory agency asserting jurisdiction or by the Federal Trade Commission and the Department of Justice of the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the

"HSR Act") in order that the requisite approvals for the purchase and sale of the Shares and the Contemplated Transactions be obtained or to cause any applicable waiting periods to expire); provided that the Seller and the Buyer shall each pay one-half of any filing fee in connection with a filing pursuant to the HSR Act. In the event that, at any time prior to the Closing, any Claim shall have been instituted before any Governmental Body or by any Governmental Body to restrain, modify or prevent the carrying out of the Contemplated Transactions or to seek damages or a discovery order in connection with such transactions, the Buyer and the Seller shall make all reasonable efforts and take all reasonable steps to cause such termination, setting aside or dismissal of, such Claim or any injunction, order or decree resulting therefrom. Each such party shall use reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 6 and 7, including any conditions that require the execution and delivery of additional agreements.

                 (b) Each party will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, at the request of the other party will, at or after the Closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents, instruments, conveyances and assurances and take such other actions as the other party may reasonably deem necessary or desirable to implement any provision of this Agreement and to render effective the consummation of the Contemplated Transactions, including, without limitation, the transfer to the Buyer of the ownership and intended related benefits of the business of the Company.

                 5.11 SUPPLEMENTAL DISCLOSURE. The Seller, on the one hand, and the Buyer, on the other hand, shall have the right from time to time prior to the Closing to supplement the disclosure schedules prepared by such party, with respect to any matter hereafter arising which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such schedule. Any such supplemental disclosure will be deemed to have cured any breach of any representation or warranty made in this Agreement, but will not be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Articles 6 and 7 hereof have been satisfied.

                 5.12 EFFORTS TO CONSUMMATE. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law, to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including, without limitation, (i) promptly after the date hereof preparing and filing a Form A Statement with the Delaware Insurance Department and any other Insurance Department where such filing is required, and any other filings required to be made to obtain the Required Consents; (ii) the defending of any lawsuits or other legal proceedings to which it is a party, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other parties hereto may reasonably require in order to carry out the intent of this Agreement.

                 5.13 LIMITATION OF SELLER'S LIABILITIES. From and after the Closing Date, except as expressly provided for in this Agreement, the Exhibits and Schedules hereto and any documents or instruments executed in connection with the Closing of the Contemplated Transactions, the Seller shall have no obligations or liabilities whatsoever relating to the business, properties or assets of the Company as the same may exist at the Closing Date or arise thereafter, including, without limitation, obligations or liabilities for any deductibles with respect to insurance and reinsurance policies and obligations or liabilities under guarantees by the Seller of the Company's obligations or liabilities. The Buyer shall cooperate with the Seller, both before and after the Closing Date, by taking, and after Closing, by causing the appropriate entity to take, in each case at the sole expense of Seller, all actions the Seller shall reasonably request to effect the termination of any such Seller guarantee, obligation or liability.

                 5.14     BOOKS AND RECORDS OF THE COMPANY.

                 (a) The Seller agrees to deliver to the Buyer or make available to the Buyer at the place of business of the Company at or as soon as practicable after the Closing, as requested by the Buyer, all books and records relating to the business of the Company to the extent such books and records relate solely to such business (including but not limited to, correspondence, memoranda, personnel and payroll records and the like) and do not contain any information pertaining to the Seller or the Seller's Affiliates (other than the Company).

                 (b) For a period of seven (7) years following the Closing, or for such longer periods as may be required to satisfy applicable Laws, (i) the Seller shall retain all books and records relating to the business of the Company that are integrated or non-separable from the books and records related to any of the businesses of the Seller other than the business of the Company, and (ii) the Buyer shall retain all other books and records of the business of the Company, including, without limitation, all other such books and records of such business (x) relating to Taxes, including, without limitation, accounting and tax records and information pertaining to events occurring prior to the Closing Date, and (y) required to be retained pursuant to obligations imposed by any Law (such books and records of the business of the Company collectively, the "Records").

                 (c) For a period of seven (7) years following the Closing, or for such longer periods as may be required to satisfy applicable Laws, (i) each party shall provide to duly authorized representatives of the other party who wish to review any Records for bona fide business reasons reasonable access, during regular business hours, to (x) employees of such party who are familiar with such Records and who can assist such representatives of such other party, at such other party's own expense, in locating, explaining or otherwise reviewing such Records, and (y) use of such party's copying facilities, clerical services and telephone in a reasonable manner at such other party's own expense and (ii) neither party shall dispose of or destroy any Records without written permission of the other.

                 (d) If original documents are required to respond to legal process in connection with the conduct by either party of any litigation, arbitration, audit, settlement proceedings or negotiations with third parties with respect to its conduct of the business of the Company ("Legal Proceedings"), such party, subject to applicable laws, regulations or agreements, shall be permitted to remove such Records temporarily from the other party's premises; provided that such party shall return such original documents to such other party as promptly as practicable after such time when such original documents are no longer required in connection with such Legal Proceedings.

                 (e) If, in connection with Legal Proceedings, the Buyer or the Seller shall require the assistance of the other party's employees, such party shall provide such employees to the requesting party as are reasonably required by such requesting party. The requesting party shall pay such other party's out-of-pocket costs incurred in connection with such use of such party's employees and shall reimburse such party for the number of whole business days spent by each such employee in providing such services at the rate equal to the average daily gross pay

(excluding the value of employee benefits) of such employee during each calendar month in which such services are performed.

                 5.15 NEGOTIATIONS WITH OTHERS. From the date hereof until the Closing, the Seller will not, and shall cause the Company not to, directly or indirectly, without the written consent of the Buyer, (i) initiate discussions or engage in negotiations concerning any sale of the Shares or of any merger, sale of assets or similar transaction involving the Company with, or (ii) furnish or cause to be furnished any non-public information concerning the Company to, any Person other than the Buyer and its agents and representatives. The Seller agrees to disclose to the Buyer the existence and content of any inquiries by or discussions with a third party relating to an acquisition of the stock or assets of the Company as soon as practicable after they take place.

         6. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE. The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which (other than Section 6.2, insofar as it relates to the Delaware Commissioner of Insurance or the Delaware Department of Insurance, and Section 6.4) may be waived by the Buyer in its sole discretion:

                 6.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects (in the case of any provision of a representation or warranty containing a materiality qualification) or in all material respects (in the case of any provision of a representation or warranty without a materiality qualification) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date. The Seller shall have executed and delivered to the Buyer a certificate, dated the date of the Closing, to the foregoing effect and stating that all conditions to the Buyer's obligations hereunder have been satisfied.

                 6.2 CONSENTS AND APPROVALS. All consents or approvals required for the consummation of the sale of the Shares and the Contemplated Transactions from the Delaware Commissioner of Insurance or the Delaware Department of Insurance or any other Governmental Body having jurisdiction over the Company and the consummation of the Contemplated Transactions shall have been obtained and be in full force and effect.

                 6.3 OPINION OF COUNSEL TO THE SELLER. The Buyer shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison and Morris, Nichols, Arsht & Tunnell, counsel to the Seller, each dated the Closing Date, in form and substance mutually agreed upon by the Seller and the Buyer.

                 6.4 HSR ACT FILING. Any Person required in connection with the Contemplated Transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

                 6.5 LITIGATION. No Claim shall have been instituted before any Governmental Body, or instituted or threatened by any Governmental Body, to restrain, modify or prevent the carrying out of the Contemplated Transactions.

                 6.6 TENDER OF ALL SHARES. At the Closing, the Seller shall have tendered all of the Shares for purchase as provided in Section 1.1.

                 6.7 PREFERRED STOCK REDEMPTION. All of the Preferred Stock shall have been redeemed as contemplated by Section 5.6.

                 6.8 DIVIDENDS. Other than dividends on the Preferred Stock in accordance with the terms provided therefor in the Company's Certificate of Incorporation, after December 31, 1994, the Company shall not have declared and the Seller shall not have received dividends from the Company aggregating in excess of eleven million eight hundred eighty-seven thousand four hundred twenty-nine Dollars ($11,887,429).

                 6.9 INDEMNIFICATION AGREEMENT. The Seller and the Buyer shall have executed an Indemnification Agreement, in substantially the form of Exhibit A hereto (the "Indemnification Agreement"). The obligations of the Seller under the Indemnification Agreement shall be guaranteed by Thomson.

                 6.10 THOMSON GUARANTY. There shall have been delivered to the Buyer the unconditional and irrevocable guarantee of Thomson, in form and substance mutually agreed upon by the Seller and the Buyer, of the full and timely performance by the Seller of all obligations of the Seller under this Agreement (including any amendment hereto), including, without limitation, all obligations for the payment of all damages, costs and expenses which may become payable in accordance herewith.

                 6.11 ADMINISTRATIVE SERVICES AGREEMENT. The Company shall have entered into an Administrative Services Agreement with the Seller in form and substance mutually agreed upon by the Seller and the Buyer (the "Administrative Services Agreement").

                 6.12 CONFIDENTIALITY AND NONCOMPETITION AGREEMENT. The Seller, for itself and its Affiliates, shall have entered into a Confidentiality and Noncompetition Agreement with the Buyer in form and substance mutually agreed upon by the Seller and the Buyer.

                 6.13 AFFILIATE TRANSACTIONS. The Seller shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer that (i) except as set forth on Schedule 6.13, all agreements between the Company, on the one hand, and TUSHI and/or any Affiliate of TUSHI, on the other hand, shall have terminated without the requirement of any payment by the Company and (ii) all indebtedness owed by TUSHI and/or any Affiliate of TUSHI to the Company shall have been paid in full.

                 6.14 RESIGNATIONS OF DIRECTORS AND OFFICERS. Such directors and officers of the Company designated by Buyer shall have resigned or been removed from office effective as of the Closing Date.

                 6.15 FIRPTA CERTIFICATE. The Seller shall have delivered to the Buyer a certificate, as contemplated under and meeting the requirements of Section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that the Seller is not a foreign person within the meaning of the Code and the applicable Treasury Regulations.

         7. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER TO CLOSE. The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which (other than Section 7.2, insofar as it relates to the Delaware Commissioner of Insurance or the Delaware Department of Insurance, and Section 7.4) may be waived by the Seller in its sole discretion:

                 7.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects (in the case of any provision of a representation or warranty containing a materiality qualification) or in all material respects (in the case of any provision of a representation or warranty without a materiality qualification) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date. The Buyer shall have executed and delivered to the Seller a certificate, dated the date of the Closing, to the foregoing effect and stating that all conditions to the Seller's obligations hereunder have been satisfied.

                 7.2 CONSENTS AND APPROVALS. All consents or approvals required for the consummation of the sale of the Shares and the Contemplated Transactions from the Delaware Commissioner of Insurance or the Delaware Department of Insurance or any other Governmental Body having jurisdiction over the Company and the consummation of the Contemplated Transactions shall have been obtained and be in full force and effect.

                 7.3 OPINION OF COUNSEL TO THE BUYER. The Seller shall have received the opinion of McGuire Woods Battle & Boothe, counsel to the Buyer, dated the Closing Date, in form and substance mutually agreed upon by the Seller and the Buyer.

                 7.4 HSR ACT FILING. Any Person required in connection with the Contemplated Transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

                 7.5 LITIGATION. No Claim shall have been instituted before any Governmental Body, or instituted or threatened by any Governmental Body, to restrain, modify or prevent the carrying out of the Contemplated Transactions.

                 7.6 PREFERRED STOCK REDEMPTION. All of the Preferred Stock shall have been redeemed.

                 7.7 DIVIDEND. The Seller shall have received an extraordinary dividend from the Company in the amount of eleven million eight hundred eighty-seven thousand four hundred twenty-nine Dollars ($11,887,429).

                 7.8 ADMINISTRATIVE SERVICES AGREEMENT. The Company shall have entered into the Administrative Services Agreement.

         8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AFTER CLOSING. The representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of twenty-one (21) months after the Closing Date; provided that (i) the representations and warranties set forth in Sections 3.3(b) and (c), 3.4 and 4.2 of this Agreement shall survive until the expiration of the statute of limitations period applicable to contracts and (ii) the representations and warranties set forth in Section 3.9 of this Agreement shall survive until the expiration of the last of the limitation periods contained in the Code during which an assessment or reassessment can be made (including any extensions thereof).

         9.      GENERAL INDEMNIFICATION.

                 9.1 OBLIGATION OF THE SELLER TO INDEMNIFY. Subject to the limitations contained in Article 8 and Section 9.4, the Seller agrees to indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, Affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and other charges) (collectively, "Losses") based upon, arising out of or otherwise in respect of:

                          (i) any inaccuracy in or any breach of any representation or warranty made by the Seller in this Agreement, the Exhibits and Schedules hereto or in any documents executed in connection with the Closing of the Contemplated Transactions; or

                          (ii) any breach of any covenant or agreement of the Seller contained in this Agreement.

                 9.2 OBLIGATION OF THE BUYER TO INDEMNIFY. Subject to the limitations contained in Article 8 and Section 9.4, the Buyer agrees to indemnify, defend and hold harmless the Seller (and its directors, officers, employees, Affiliates, successors and assigns) from and against all Losses based upon, arising out of or otherwise in respect of:

                          (i) any inaccuracy in or any breach of any representation or warranty made by the Buyer in this Agreement, the Exhibits and Schedules hereto or in any documents executed in connection with the Closing of the Contemplated Transactions; or

                          (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement.

                 9.3 NOTICE TO INDEMNIFYING PARTY. If any party hereto (the "Indemnitee") receives written notice of any third party claim or potential claim or the commencement of any action or proceeding that could give rise to an obligation on the part of any other party hereto to provide indemnification (the "Indemnifying Party) pursuant to Section 9.1 or 9.2, the Indemnitee shall promptly give the Indemnifying Party notice thereof (the "Indemnification Notice"); provided that the failure to give the Indemnification Notice promptly shall not impair the Indemnitee's right to indemnification in respect of such claim, action or proceeding unless, the lack of prompt notice adversely affects the ability of the Indemnifying Party to defend against or diminish the Losses arising out of such claim, action or proceeding. The Indemnification Notice shall contain factual information (to the extent known to the Indemnitee) describing the asserted claim in reasonable detail and shall include copies of any notice or other document received from any third party in respect of any such asserted claim. The Indemnifying Party may at its option undertake the defense of a third party claim or suit described in this Section 9.3 at its own cost and expense and with counsel of its own choosing; provided that the Indemnifying Party acknowledges in writing (at the time it elects to assume the defense of such claim or suit, which shall be not later than thirty (30) days after the date of the Indemnification Notice) of its obligation under this
Section 9.3 to indemnify the Indemnitee with respect to such claim or suit. In the event that the Indemnifying Party fails to assume the defense of such claim or suit, the Indemnitee shall have the right (upon notice to the Indemnifying Party), without impairing any of its rights to indemnification as provided herein, to assume and control the defense of such claim or suit and to settle such claim or suit subject to the right of the Indemnifying Party to assume the defense of such claim or suit at any time prior to settlement, compromise or final determination thereof. Notwithstanding this Section 9.3 no settlement of any such third party claim or suit shall be made by the Indemnifying Party without the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed). No settlement of any such third party claim or suit shall be made by the Indemnitee if the Indemnifying Party shall have assumed the defense thereof and shall be in compliance with its obligations with respect thereto as set forth above in this Section 9.3. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

                 9.4 LIMITATIONS ON INDEMNIFICATION. The indemnification provided for in Sections 9.1 and 9.2 shall be subject to the following limitations:

                          (i) The Indemnifying Party shall not be obligated to pay any amounts for indemnification (other than with respect to Losses relating to Taxes and Sections 3.3(b) and (c), 3.4, 4.2 and 5.4) under this Agreement, unless and only to the extent that the aggregate amounts of Losses for which the Indemnifying Party is obligated to indemnify exceeds one hundred thousand Dollars ($100,000) (the "Basket Amount"), whereupon the Indemnifying Party shall be obligated to pay in full all such amounts for indemnification above the Basket Amount; provided that with respect to any provision of a representation or warranty set forth in this Agreement, which contains a reference to materiality, the breach of which may give rise to indemnification under Section 9.1 or 9.2, the breach of such representation or warranty shall be deemed material and, subject to the Basket Amount, shall be included in the amount of the Indemnifying Party's indemnification obligation only if the Loss incurred with respect to a breach of such representation or warranty exceeds fifty thousand Dollars ($50,000); provided further, that if such Loss exceeds fifty thousand Dollars ($50,000), the entire amount of such Loss (including the portion not exceeding fifty thousand Dollars ($50,000)) shall be included as part of the Indemnifying Party's indemnification obligation;

                          (ii) the Seller shall not be obligated to pay any amounts for indemnification under this Agreement for Losses arising as a result of the inadequacy of loss reserves; any such indemnification shall be paid under and pursuant to the terms of the Indemnification Agreement;

                          (iii) the Seller shall not be obligated to pay any amounts for indemnification under this Agreement and under the Indemnification Agreement in excess of an aggregate under both Agreements of an amount equal to the Purchase Price;

                          (iv) the amount of any indemnification required to be paid by the Indemnifying Party shall be reduced by (A) any amount received by the Indemnitee with respect thereto under any insurance coverage (net of any costs, including reasonable legal fees, of such coverage incurred by such Indemnitee) or from any other party alleged to be responsible therefor, and (B) the amount of any Tax benefit realized by the Indemnitee relating thereto. The Indemnitee shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If an Indemnitee receives an amount under insurance coverage or from such other party with respect to any Losses at any time subsequent to any indemnification provided by the Indemnifying Party pursuant to this Article 9, then such Indemnitee shall promptly reimburse the Indemnifying Party, as the case may be, for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnitee (net of any costs of such coverage or of obtaining such amount incurred by such Indemnitee); and

                          (v) the Indemnifying Party shall be obligated to indemnify any Indemnitees only for such Losses as to which the Indemnitees have given the indemnifying party written notice thereof on or prior to twenty-one (21) months after the Closing Date. Any written notice delivered by an Indemnitee to the Indemnifying Party with respect to Losses shall set forth with as much specificity as is reasonably practicable the basis of the claim for indemnification and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

                 9.5 EXCLUSIVE REMEDY. The Buyer and the Seller agree, to the fullest extent permitted by law, that neither of them or any of their directors, officers, employees, Affiliates, controlling persons, agents or representatives shall have any liability or responsibility whatsoever to the other or such other's directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Buyer or the Seller or their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives (or any omissions therefrom), including, without limitation, information provided or statements made in the specific representations and warranties set forth in this Agreement, except as and only to the extent expressly set forth herein with respect to such representations and warranties and rights to indemnification and subject to the limitations and restrictions contained herein.

                 9.6 PURCHASE PRICE ADJUSTMENT. All payments made pursuant to this Article 9 shall be deemed to be adjustments of the Purchase Price.

         10.     TERMINATION OF AGREEMENT.

                 10.1 TERMINATION. This Agreement may be terminated prior to the Closing as follows:

                          (i) at the election of the Seller if the Buyer has committed a material breach of this Agreement, which breach cannot be or is not cured by the Closing Date;

                          (ii) at the election of the Buyer, if the Seller has committed a material breach of this Agreement, which breach cannot be or is not cured by the Closing Date;

                          (iii) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer; or

                          (iv) on July 1, 1995, if the Closing has not occurred prior to such date.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

                 10.2 SURVIVAL AFTER TERMINATION. If this Agreement is terminated in accordance with Section 10.1 and the Contemplated Transactions are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of Sections 5.3, 5.4 and 11.6; provided that none of the parties shall have any liability in respect of a termination of this Agreement, except to the extent that failure to satisfy the conditions of Article 6 or Article 7, as the case may be, results from the violation of, or misstatement contained in, the representations, warranties, covenants or agreements of such party contained in this Agreement or any documents delivered pursuant to this Agreement.

         11.     MISCELLANEOUS.

                 11.1 CERTAIN DEFINITIONS. (a) As used in this Agreement, the following terms have the following meanings:

                          (i) "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with" ) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                          (ii) "Business Day" means any day other than a Saturday or Sunday or upon which banks in New York, New York or Richmond, Virginia are authorized or required by law to close.

                          (iii) "Dollars" means U.S. Dollars.

                          (iv) "GAAP" means generally accepted accounting principles in the United States of America.

                          (v) "Governmental Body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof.

                          (vi) "Knowledge of the Company" means matters that William C. Wren, James R. Schurr, Thomas D. Sykes, James M. Crotwell, Stephan H. Brodzinski or Robert W. Hartje knew or reasonably should have known after reasonable inquiry.

                          (vii) "Law" means any law, statute, code, ordinance, regulation, rule or other requirement.

                          (viii) "Order" means any order, judgment, injunction, award, decree or writ.

                          (ix) "Person" means any individual, corporation, limited liability corporation, partnership, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                          (x) "Property" or "Properties" means real, personal or mixed property, tangible or intangible.

                          (xi) "Reserves for Losses and Loss Adjustment Expenses" means an amount equal to the allowance, determined in accordance with GAAP, with respect to the financial statements of the Company for (a) case reserve estimates for reported losses and loss adjustment expenses plus (b) incurred but not reported losses and loss adjustment expenses less (c) amounts representing estimated net realizable salvage, subrogation and deductibles, and in the case of clauses (a), (b) and (c), net of applicable reinsurance recoverables.

                          (xii) "Reserves for Uncollectible Reinsurance" means an amount, determined in accordance with GAAP, equal to the total of reinsurance recoverables owed to the Company, that have been determined to be uncollectible (including collection expenses and any amount determined to be uncollectible in accordance with GAAP resulting from a commutation with a reinsurer).

                 (b) The following capitalized terms are defined in the following Sections of this Agreement:

Term                                                           Section
- ----                                                           -------
Administrative Services Agreement                            6.11
Affiliate                                                    11.1(a)(i)
Agent                                                        11.2
Basket Amount                                                9.4(i)
Broker                                                       5.4
Business Day                                                 11.1(a)(ii)
Buyer                                                        Preamble
Buyer's Consents                                             4.3
Claims                                                       3.13
Closing                                                      1.1
Closing Date                                                 2
Code                                                         5.5(m)(i)
Company                                                      Preamble
Consolidated Returns                                         5.5(m)(ii)
Contemplated Transactions                                    3.9(g)
Contracts                                                    3.12(iii)
control                                                      11.1(a)(i)

Dollars                                                      11.1(a)(iii)
GAAP                                                         11.1(a)(iv)
GAAP Financial Statements                                    3.8(a)
Governmental Body                                            11.1(a)(v)
HSR Act                                                      5.10
Indemnification Agreement                                    6.9
Indemnification Notice                                       9.3
Indemnifying Party                                           9.3
Indemnitee                                                   9.3
Insurance License                                            3.11
Knowledge of the Company                                     11.1(a)(vi)
Law                                                          11.1(a)(vii)
Legal Proceedings                                            5.14(d)
Licenses                                                     3.11
Liens                                                        3.3(b)
LMC                                                          3.14(a)
Losses                                                       9.1
Order                                                        11.1(a)(viii)
Person                                                       11.1(a)(ix)
Post-Closing Information                                     5.5(h)
Post-Closing Returns                                         5.5(f)
Preferred Stock                                              3.3(a)
Property                                                     11.1(a)(x)

Purchase Price                                               1.1
Quarterly Statement                                          3.7
Reattribution Election                                       5.5(l)
Records                                                      5.14(b)
Reinsurance Agreement                                        3.16
Required Consents                                            3.12(ii)
Reserves for Losses and Loss Adjustment Expenses             11.1(a)(xi)
Reserves for Uncollectible Reinsurance                       11.1(a)(xii)
Seller                                                       Preamble
Seller's Fee                                                 5.4
Shares                                                       Preamble
Statutory Accounting Principles                              3.7
Straddle Returns                                             5.5(f)
Taxes                                                        5.5(m)(iii)
Tax Attribute                                                5.5(g)
Tax Closing Agreement                                        3.9(d)
Tax Returns                                                  5.5(m)(iv)
Tax Ruling                                                   3.9(d)
Thomson                                                      3.14(a)
Treasury Regulations                                         5.5(m)(v)
TUSHI                                                        3.9(i)

                 11.2 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Any legal action, suit or proceeding arising out of or relating to this Agreement or the Contemplated Transactions may be instituted in any federal court of the District of Delaware or any state court located in New Castle County, State of Delaware, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding. Each of the Buyer and the Seller hereby appoints Prentice-Hall Corporate System, Inc. (the "Agent"), at 32 Loockerman, Suite L-100, Dover, Delaware 19904, or its office at such other address in Wilmington, Delaware, as it hereafter furnishes to the parties, as their authorized agent to accept and acknowledge on their behalf service of any and all process that may be served in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on the Agent with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

                 11.3 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by express courier or delivery service, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or by express courier or delivery service, telegraphed, telexed or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:

                 (i)  if to the Buyer, to:

                          Markel Corporation
                          4551 Cox Road
                          Glen Allen, Virginia 23060
                          Attention: Steven A. Markel
                          Facsimile: (804) 527-3810

                 with a copy to:

                          McGuire Woods Battle & Boothe LLP
                          One James Center
                          Richmond, Virginia 23219
                          Attention: Leslie A. Grandis
                          Facsimile: (804) 775-1061

                 (ii)  if to the Seller to:

                          Lincoln Insurance Group, Inc.
                          c/o The Thomson Corporation
                          Metro Center
                          One Station Place
                          Stamford, Connecticut 06902
                          Attention: General Counsel
                          Facsimile: (203) 969-8733


                 with a copy to:

                          Paul, Weiss, Rifkind, Wharton & Garrison
                          1285 Avenue of the Americas
                          New York, New York 10019-6064
                          Attention: Peter J. Rothenberg, Esq.
                          Facsimile:  (212) 757-3990


Any party may by notice given in accordance with this Section to the other parties designate another address or Person for receipt of notices hereunder.

                 11.4 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) and any collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto; provided that any confidentiality agreements entered into between the parties hereto shall survive in full force and effect until the consummation of the Closing.

                 11.5 WAIVERS AND AMENDMENTS: NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Seller or, in the case of a waiver, by the party waiving compliance.

                 11.6 EXPENSES. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, the expenses incurred by the Seller in connection with the authorization, preparation and execution of, and the performance of its obligations under, this Agreement shall be paid by the Seller, and the expenses incurred by the Buyer in connection with the authorization, preparation and execution of, and the performance of its obligations under, this Agreement shall be the responsibility of the Buyer.

                 11.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

                 11.8 BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARY. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. This Agreement is not assignable except by operation of law; provided that following the Closing the Buyer may sell the Company to, or merge the Company with, any subsidiary of the Buyer, an insurance company rated "A-" or better by A. M. Best Company, or such other entity as shall be approved by the Seller, which approval shall not be unreasonably withheld or delayed; provided, further, that any such assignment shall not increase the liability of the Seller hereunder. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Seller or the Buyer any rights or remedies under or by reason of this Agreement or any of the Contemplated Transactions.

                 11.9 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

                 11.10 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                 11.11 EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein; provided that the information contained in any Schedule which is referred to in a representation and warranty shall be deemed to have been disclosed in connection with, and be a part of, that particular representation and warranty only and shall not be deemed a part of any other representation and warranty. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                 11.12 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                 11.13 INTERPRETATION. The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

                 11.14 SEVERABILITY OF PROVISIONS. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

                 IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                                   SELLER:
                                                   LINCOLN INSURANCE GROUP, INC.

                                                   By
                                                     --------------------------
                                                   Name:
                                                   Title:

                                                   BUYER:
                                                   MARKEL CORPORATION

                                                   By
                                                     ---------------------------
                                                   Name:
                                                   Title:

                                   AMENDMENT
                                       to
                            STOCK PURCHASE AGREEMENT


                 THIS AMENDMENT to the Stock Purchase Agreement (as hereinafter defined) is made as of the 30th day of May, 1995 between Lincoln Insurance Group, Inc., a Delaware corporation (the "Seller"), and Markel Corporation, a Virginia corporation (the "Buyer").


                                    RECITALS


                 The Seller and the Buyer are parties to the Stock Purchase Agreement dated as of April 5, 1995 (the "Stock Purchase Agreement"). The parties to the Stock Purchase Agreement wish to amend the Stock Purchase Agreement as set forth herein. All defined terms used herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

                 NOW, THEREFORE, in consideration of the premises and of the mutual promises made herein and the mutual benefits to be derived therefrom, the parties hereto hereby agree as follows:

                 1. The second sentence of Section 3.13 of the Stock Purchase Agreement is hereby amended by adding at the beginning thereof the words "Except as set forth on Schedule 3.13,".

                 2. In accordance with Section 5.11 of the Stock Purchase Agreement, Schedules 3.13, 3.14, 3.15, 3.19, 3.23, 5.7, 5.8, and 6.13 to the
Stock Purchase Agreement are hereby replaced in their entirety, respectively, by Schedules 3.13 (Amended), 3.14 (Amended), 3.15 (Amended), 3.19 (Amended),
3.23 (Amended), 5.7 (Amended), 5.8 (Amended), and 6.13 (Amended), attached hereto; provided however that the disclosure contained in paragraph 2 of
Schedule 3.13 (Amended) shall not be considered in determining the Seller's liability for indemnification under Article 9 of the Stock Purchase Agreement.

                 3. Section 3.21 of the Stock Purchase Agreement is hereby amended by adding the following sentence at the end thereof: "As of the Closing Date, the Company will employ those employees of LMC listed on Schedule
5.7 hereto who will have accepted the employment offered by the Company pursuant to Section 5.7 hereof."

                 4. Section 3.22 of the Stock Purchase Agreement is hereby amended by adding the following sentence at the end thereof: "Pursuant to the Buyer's request, all of the insurance policies set forth on Schedule 3.22 will be terminated with respect to the Company as of the Closing Date."

                 5. The second line of Section 6.9 of the Stock Purchase Agreement is hereby amended by inserting after the words "Exhibit A", the words "(Amended and Restated)" and Exhibit A is hereby amended and restated as set forth in Exhibit A (Amended and Restated) attached hereto.

                 6. The notices to the Department of Insurance of all states where the Company is listed as an approved surplus/excess lines carrier, as referred to in Paragraph (ii)2 of Schedules 3.12 and 4.3 to the Stock Purchase Agreement, of the change of control of the Company as the result of the Contemplated Transactions, shall be provided by the Company after the Closing. Such notices shall not constitute consents or approvals required for the consummation of the sale of the Shares and the Contemplated Transactions from a Governmental Body having jurisdiction over the Company and the consummation of the Contemplated Transactions pursuant to Section 6.2 and
Section 7.2 of the Stock Purchase Agreement, and to the extent such notices constitute such consents or approvals, the requirement pursuant to Sections 6.2 and 7.2 that they be obtained on or prior to Closing is hereby waived.

                 7. The parties confirm all of the other substantive terms of the Stock Purchase Agreement as amended by this Amendment.

                 IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                                           SELLER:

                                           LINCOLN INSURANCE GROUP, INC.


                                           By
                                             ---------------------------------
                                           Name:
                                           Title:


                                           BUYER:

                                           MARKEL CORPORATION


                                           By
                                             ---------------------------------
                                           Name:
                                           Title: